Exhibit 5.1
[Letterhead of Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation]
August 8, 2007
PlanetOut Inc.
1355 Sansome Street
San Francisco, CA 94111
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the filing on the date hereof by PlanetOut Inc. (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the “SEC”) covering the registration of up to 22,782,609 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), issued by the Company pursuant to the Purchase Agreement by and among the Company and certain investors named therein, dated June 29, 2007 (the “Purchase Agreement”).
     In connection with this opinion, we have examined copies or originals of the following documents:
          1. The Registration Statement;
          2. The Purchase Agreement;
          3. Resolutions of the Board of Directors of the Company adopted at a meeting held on June 28, 2007;
          4. The minute books of the Company provided to us by one or more officers of the Company;
          5. The Company’s Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on October 19, 2004, as amended on January 4, 2007;
          6. The Company’s Bylaws as in effect as of the date hereof, as certified by the Secretary of the Company as of the date hereof; and
          7. Certificates of public officials and officers of the Company dated as of the date hereof.
     In rendering our opinion, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents, that all corporate records of the Company provided to us for review are true, complete and accurate and that any reviews and searches of public records obtained by us are true, complete and accurate. We have further assumed the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the enforceability or effectiveness thereof.

     As to matters of fact material to our opinion, we have relied solely upon our review of the documents referred to in the second paragraph of this letter. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters and disclaim any implication or inference as to the reasonableness of any such assumption. In rendering this opinion, we have considered only the Delaware General Corporation Law (including the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and express no opinion with respect to choice of law or conflicts of law.
     Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.
     The opinion set forth above is given only as of the date hereof and is expressly limited to the matters stated. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement and any amendment thereto and the prospectus and any supplement thereto.

Very truly yours, HOWARD RICE NEMEROVSKI CANADY FALK & RABKIN, A Professional Corporation
By:	/s/ Julia Vax
Julia Vax
On Behalf of the Firm